UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 23, 2008
Date of Report (date of earliest event reported)

NEWCARDIO, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-132621	20-0197939
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7197 Indian Valley
San Jose, California 95139
(Address of principal executive offices)

(510) 774-1969
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective January 23, 2008, Richard D. (Rick) Brounstein was appointed as the company’s Chief Financial Officer.  From June 2001 through November 2007, Mr. Brounstein held several positions at Calypte Biomedical Corporation, a publicly traded medical device company, including Chief Financial Officer and most recently, Executive Vice President.  Mr. Brounstein currently serves as a Director of The CFO Network, a financial advisory firm.  In January 2007, Mr. Brounstein was appointed as the National Member Representative for Financial Executives International (FEI) on the 2007 COSO Monitoring Project, a task force developing tools for monitoring internal financial controls. In March 2005, Mr. Brounstein was appointed to the SEC Advisory Committee on Smaller Public Companies.  Mr. Brounstein earned his Certified Public Accountant (CPA) certification while working at Arthur Andersen, formerly a public accounting firm.  Mr. Brounstein holds a B.A. in Accounting and an M.B.A. in Finance, both from Michigan State University.

Pursuant to an employment agreement entered into between the company and Mr. Brounstein, Mr. Brounstein received a cash signing bonus of $7,500 and will be paid a base salary of $10,000 per month for half-time employment.  In addition, Mr. Brounstein will be granted an option to purchase 90,000 shares of the company’s common stock, the vesting of which accelerates in the event Mr. Brounstein is terminated without cause during the first six months of his employment.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press Release of NewCardio, Inc. dated as of February 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 5, 2008	NEWCARDIO, INC. By: /s/ Branislav Vajdic Branislav Vajdic Chief Executive Officer